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                                                                    EXHIBIT 11
                              CITFED BANCORP, INC.
                       Computation of Per Share Earnings
                 (Dollars in thousands, except per share data)



                                                       For the Three   For the Three     For the Six     For the Six
                                                        Months Ended    Months Ended    Months Ended    Months Ended
                                                      Sept. 30, 1996  Sept. 30, 1995  Sept. 30, 1996  Sept. 30, 1995
                                                      --------------  --------------  --------------  --------------

Computation of Primary Earnings Per Share:
Weighted average number of common
 shares outstanding                                       5,704,616        5,626,211       5,696,570       5,623,486
Add common stock equivalents for shares
 issuable under the Stock Option Plan (1)                   217,333          250,422         214,685         252,378
                                                      -------------   --------------  --------------  --------------
Weighted average number of shares
  outstanding adjusted for common
  stock equivalents                                       5,921,949        5,876,633       5,911,255       5,875,864
                                                      =============   ==============  ==============  ==============

Net income (loss)                                     $      (1,886)  $        3,769  $        3,150  $        7,452
                                                      =============   ==============  ==============  ==============
Earnings per common and common equivalent share       $       (0.32)  $         0.64  $         0.53  $         1.27
                                                      =============   ==============  ==============  ==============




(1) Additional shares issuable were derived under the "treasury stock method" using average market price during the period or the end of period close price, whichever is higher.




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